EXHIBIT 99.1
Press Release
For Immediate Release
ITC Holdings Corp. Reports Third Quarter 2007 Results
     Highlights
w	Net income for the third quarter of $20.8 million, or $0.48 per diluted share

w	Net income for the first nine months of 2007 of $57.7 million, or $1.33 per diluted share

w	Investments in property, plant & equipment for ITCTransmission and METC of $155.0 million and $55.4 million, respectively for the nine-month period ended September 30, 2007

w	Updated 2007 capital expenditure guidance for ITCTransmission and METC
Novi, Michigan – October 31, 2007 – ITC Holdings Corp. (NYSE: ITC) today announced its third quarter results for the period ended September 30, 2007. Net income for the quarter was $20.8 million, or $0.48 per diluted share, compared to $18.9 million, or $0.55 per diluted share for the third quarter of 2006. Net income for the first nine months of 2007 was $57.7 million, or $1.33 per diluted share, compared to $29.6 million, or $0.87 per diluted share for the same period last year.
Diluted earnings per share in the third quarter are lower than the third quarter of 2006 mainly due to the impact of Forward-Looking Attachment O in the quarter and the additional shares outstanding as a result of the METC acquisition in October of 2006. Forward-Looking Attachment O which became effective January 1, 2007, results in more consistent net income for each quarterly period within a given year, compared to the historical Attachment O method. Third quarter of 2006 under historical Attachment O included higher revenues based on the higher actual load experienced in the quarter.
“Our strong year-to-date financial results demonstrate the continued success we are achieving in our business objectives,” said Joseph L. Welch, president and CEO of ITC. “The order from the Iowa Utilities Board approving the acquisition of the Interstate Power and Light transmission assets in September was an important milestone toward our commitment to improving electric reliability, reducing power congestion, providing access to regional energy markets and expanding market participation by renewable resources.”
In the third quarter of 2007, ITCTransmission invested $55.7 million and METC invested $15.1 million in property plant and equipment in their respective transmission systems. For the nine- month period, ITCTransmission invested $155.0 million and METC invested $55.4 million.
ITC reported operating revenues of $109.3 million for the third quarter 2007, an increase of $46.3 million over the comparable period last year. Network revenues increased by $38.6 million in the third quarter as a result of the acquisition of METC. Point-to-point, scheduling, control and dispatch revenues increased by $5.8 million primarily due to the acquisition of METC.
Operating revenues for the nine months ended September 30, 2007, were $316.9 million, an increase of $166.3 million compared to the first nine months of 2006. Network revenues increased by $111.2 million as a result of the October 2006 acquisition of METC. Network revenues also increased by $39.7 million at ITCTransmission mainly due to higher rates. Point-

to-point, scheduling, control and dispatch revenues increased by $15.0 million primarily due to the acquisition of METC.
Operation & Maintenance (O&M) expenses of $22.5 million were $16.9 higher in the third quarter of 2007 than the same period in 2006. This increase was mainly due to $10.9 million of O&M expenses incurred at METC in the third quarter of 2007 for contractor expenses for substation operations and coordinating shutdowns, transmission structure maintenance, vegetation management, inspections, general site maintenance, general support costs, easement payments, ancillary services and asset mapping activities. O&M expenses increased at ITCTransmission by $4.6 million primarily as a result of additional tower painting, transmission structure maintenance, inspections, general site maintenance and maintenance support costs. Furthermore, ITCTransmission and METC incurred an additional $1.1 million for transmission system monitoring and control due to the increased activity at our operations facility needed to operate both ITCTransmission‘s and METC’s transmission systems during the three months ended September 30, 2007, as compared to only ITCTransmission‘s system during the same period in 2006.
For the nine months ended September 30, 2007, O&M expenses of $62.5 million were $43.2 million higher than the same period in 2006. This increase was mainly due to $32.9 million of O&M expenses incurred at METC in the first nine months of 2007 for contractor expenses for substation operations and coordinating shutdowns, transmission structure maintenance, vegetation management, inspections, general site maintenance, general support costs, easement payments, ancillary services and asset mapping activities. O&M expenses increased at ITCTransmission by $7.9 million primarily as a result of additional tower painting, transmission structure maintenance, inspections, general site maintenance and maintenance support costs. Furthermore, ITCTransmission and METC incurred an additional $2.3 million for transmission system monitoring and control due to the increased activity at our operations facility needed to operate both ITCTransmission‘s and METC’s transmission systems during the three months ended September 30, 2007, as compared to only ITCTransmission‘s system during the same period in 2006.
General and administrative (G&A) expenses of $13.4 million for the third quarter of 2007 were $3.5 million higher than the same period in 2006. G&A expenses increased by $2.9 million due primarily to higher compensation and benefits, professional advisory and consulting services and business expenses mainly as a result of the acquisition of METC. Additionally, G&A expenses increased by $0.5 million primarily due to expenses at ITC Grid Development and ITC Great Plains subsidiaries for salaries, benefits and general business expenses incurred during the third quarter of 2007.
For the nine months ended September 30, 2007, G&A expenses of $40.6 million were $15.3 million higher than for the same period in 2006. G&A expenses increased $12.6 million due primarily to higher compensation and benefits, professional advisory and consulting services, business expenses and higher insurance premiums mainly as a result of the acquisition of METC. Also, G&A expenses increased by $0.6 million due to costs associated with the securities offering by International Transmission Holdings Limited Partnership and by $1.2 million at ITC Grid Development and ITC Great Plains subsidiaries for salaries, benefits and general business expenses incurred during the first nine months of 2007.
Depreciation and amortization expenses of $17.1 million increased by $7.8 million in the third quarter of 2007 compared to the same period in 2006 mainly due to the acquisition of METC, which resulted in an additional $4.6 million of depreciation and amortization expense related to property, plant and equipment and $1.5 million due to the amortization of METC’s regulatory assets and intangible assets associated with the METC ADIT deferral and regulatory asset deferral. In addition, depreciation and amortization expenses increased by $1.8 million at ITCTransmission owing to a higher depreciable asset base as a result of property, plant and equipment additions.
For the nine-month period ended September 30, 2007, depreciation and amortization expenses of $49.9 million increased by $22.7 million compared to the same period in 2006 mainly due to the acquisition of METC, which resulted in an additional $13.0 million of depreciation expense related to property, plant and equipment and $4.6 million due to the amortization of METC’s regulatory assets and intangible assets associated with the METC ADIT deferral and regulatory asset deferral. Furthermore, depreciation expense increased by $4.9 million at ITCTransmission owing to a higher depreciable asset base as a result of property, plant and equipment additions during the first nine months of 2007 compared to same period last year.
Taxes other than income taxes of $8.3 million in the third quarter of 2007 increased by $2.8 million compared to the same period in 2006. METC incurred $2.0 million of property tax expense in the third quarter of 2007, which was not included in the same period in 2006. Additionally, ITCTransmission property taxes increased by $0.7 million in the third quarter of 2007 mainly due to 2006 capital additions, which are included in the assessments for 2007 personal property taxes.
For the nine-month period ended September 30, 2007, taxes other than income taxes of $25.1 million were $9.4 million higher compared to the same period in 2006. METC incurred $6.1 million of property tax expense in the first nine months of 2007, which were not included in the same period in 2006. At ITCTransmission property taxes increased by $2.2 million in the first nine months of 2007 mainly due to 2006 capital additions, which are included in the assessments for 2007 personal property taxes. Taxes other than income taxes also increased by $0.9 million due to higher payroll taxes.
In the third quarter and nine months ended September 30, 2007, interest expense increased compared to the same period in 2006 primarily due to higher borrowing levels to finance our capital expenditures and the acquisition of METC.
Guidance for 2007
For full year 2007 earnings per diluted share are expected to be between $1.50 and $1.60, as previously disclosed. While year-to-date results might indicate higher earnings per share for the year, there are some one-time expenditures and transaction costs that could impact the year-end results. Capital expenditures for 2007 are expected to be approximately $200 million and $60 million for ITCTransmission and METC, respectively, which is a $10 million increase over prior guidance for each company.
Third Quarter Conference Call
ITC will conduct a conference call to discuss third quarter 2007 earnings results at 11:00 a.m. ET Thursday, November 1, 2007. Joseph L. Welch, president and CEO, will provide a business overview and Edward M. Rahill, senior vice president and CFO, will provide a financial update of the third quarter of 2007. Individuals wishing to participate in the conference call may dial toll-free (888) 389-5986 (domestic) or (719) 325-2329 (international); there is no passcode. The conference call replay, available through November 7, 2007, can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 3474516. Investors, the news media and the public may listen to a live internet broadcast of the call at http://investor.itc-

holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2007 third quarter results may be found in ITC’s Form 10-Q filing. Once filed with the SEC, an electronic copy of the 10-Q can be found at ITC Holdings Corp.’s website, http://investor.itc-holdings.com. Written copies can also be made available by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) invests in the electricity transmission grid to improve electric reliability, improve access to markets, and lower the overall cost of delivered energy. ITC is the largest independent electricity transmission company in the country. Through its subsidiaries, ITCTransmission and Michigan Electric Transmission Company (METC), ITC operates contiguous, regulated, high-voltage transmission systems in Michigan’s Lower Peninsula serving a combined peak load in excess of 22,000 megawatts. ITC is also focused on new areas where significant transmission system improvements are needed through subsidiaries ITC Midwest, ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission. For more information, please visit: http://www.itc-holdings.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other factors, the risks factors listed in Part I, Item 1A – Risk Factors of our Form 10-K for the fiscal year ended December 31, 2006 (as updated in our Quarterly Reports on Form 10-Q).
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.
Investor/Analyst contact: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com)
Media contact: Cheryl Eberwein (248.767.1068, ceberwein@itctransco.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except share and per share data)	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
OPERATING REVENUES	$109,272	$63,004	$316,850	$150,548

OPERATING EXPENSES

Operation and maintenance	22,451	5,542	62,494	19,317
General and administrative	13,376	9,827	40,603	25,292
Depreciation and amortization	17,060	9,259	49,893	27,213
Taxes other than income taxes	8,253	5,409	25,089	15,739

Total operating expenses	61,140	30,037	178,079	87,561

OPERATING INCOME	48,132	32,967	138,771	62,987

OTHER EXPENSES (INCOME)

Interest expense	20,084	8,506	59,156	23,640
Allowance for equity funds used during construction	(2,339)	(1,250)	(5,192)	(2,610)
Loss on extinguishment of debt	—	—	349	—
Other income	(1,128)	(47)	(2,847)	(488)
Other expense	175	256	844	408

Total other expenses (income)	16,792	7,465	52,310	20,950

INCOME BEFORE INCOME TAXES	31,340	25,502	86,461	42,037

INCOME TAX PROVISION	10,540	6,553	28,807	12,436

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	20,800	18,949	57,654	29,601

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET OF TAX OF $16)	—	—	—	29

NET INCOME	$20,800	$18,949	$57,654	$29,630

Basic earnings per share	$0.49	$0.57	$1.36	$0.90
Diluted earnings per share	$0.48	$0.55	$1.33	$0.87

Weighted-average basic shares	42,369,352	33,023,187	42,244,470	33,005,068
Weighted-average diluted shares	43,592,868	34,386,991	43,474,222	34,081,968

Dividends declared per common share	$0.290	$0.275	$0.840	$0.800

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(in thousands, except share data)
	September 30,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$2,362	$13,426
Restricted cash	4,776	4,565
Accounts receivable	42,442	35,325
Inventory	18,331	25,408
Deferred income taxes	15,506	21,023
Other	4,221	9,926

Total current assets	87,638	109,673

Property, plant and equipment (net of accumulated depreciation and amortization of $642,524 and $608,956, respectively)	1,389,648	1,197,862
Other assets
Goodwill	628,757	624,385
Intangible assets (net of accumulated amortization of $2,269 and $0, respectively)	56,138	58,407
Regulatory assets– acquisition adjustments	87,401	91,443
Regulatory assets- Attachment O revenue accrual (including accrued interest of $168)	12,810	—
Other regulatory assets	26,701	26,183
Deferred financing fees (net of accumulated amortization of$4,327 and $4,817, respectively)	13,654	14,490
Other	10,525	6,354

Total other assets	835,986	821,262

TOTAL ASSETS	$2,313,272	$2,128,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$52,510	$33,295
Accrued payroll	6,029	5,192
Accrued interest	7,576	18,915
Accrued taxes	4,421	14,152
METC rate case accrued liability	20,000	20,000
Other	5,064	8,012

Total current liabilities	95,600	99,566
Accrued pension liability	5,161	7,782
Accrued postretirement liability	3,923	3,268
Deferred income taxes	92,683	75,730
Regulatory liabilities- Attachment O revenue deferral (including accrued interest of $95)	2,879	—
Other regulatory liabilities	142,982	138,726
Asset retirement obligation	5,627	5,346
Other	4,603	3,857
Long-term debt	1,401,687	1,262,278
STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 42,764,859 and 42,395,760 shares issued and outstanding at September 30, 2007, and December 31, 2006, respectively	530,417	526,485
Retained earnings	28,617	6,714
Accumulated other comprehensive loss	(907)	(955)

Total stockholders’ equity	558,127	532,244

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,313,272	$2,128,797

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)	Nine months ended
	September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$57,654	$29,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	49,893	27,213
Attachment O revenue accrual– net, including accrued interest	(9,931)	—
Amortization of deferred financing fees and discount on long-term debt	1,226	990
Stock-based compensation expense	2,402	2,212
Loss on extinguishment of debt	349	—
Deferred income taxes	31,433	16,456
Other long-term liabilities	(1,220)	2,445
Other regulatory assets	(620)	(2,322)
Allowance for equity funds used during construction	(5,192)	(2,610)
Other	(2,243)	(3,942)
Changes in current assets and liabilities	(23,111)	(27,062)

Net cash provided by operating activities	100,640	43,010

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(214,319)	(117,422)
Acquisition-related transaction costs	(1,818)	(624)
Other	926	—

Net cash used in investing activities	(215,211)	(118,046)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	100,000	99,890
Borrowings under ITC Holdings’ Term Loan Agreement	25,000	—
Repayment of ITC Holdings’ Term Loan Agreement	(25,000)	—
Borrowings under revolving credit agreements	455,400	91,600
Repayments of revolving credit agreements	(416,100)	(104,000)
Issuance of common stock	2,860	403
Common stock issuance costs	(5)	(456)
Dividends on common stock	(35,751)	(26,648)
Repurchase and retirement of common stock	(1,841)	—
Debt issuance costs	(1,056)	(2,328)

Net cash provided by financing activities	103,507	58,461

NET INCREASE IN CASH AND CASH EQUIVALENTS	(11,064)	(16,575)

CASH AND CASH EQUIVALENTS – Beginning of period	13,426	24,591

CASH AND CASH EQUIVALENTS – End of period	$2,362	$8,016